Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 23rd day of July, 2018 (the "Effective Date"), is between Gopher Protocol Inc., a Nevada corporation whose principal address is 2500 Broadway, F-125, Santa Monica, CA 90404 (the "Company"), and DOUGLAS L. DAVIS, an individual resident of the State of California whose principal address is 2030 Canyon Court, La Habra Heights, California 90631 (“Employee"). The Company and Executive or Employee are sometimes hereinafter collectively referred to in this Agreement as the "Parties."

WHEREAS, the Company desires to employ Employee, and Employee desires to accept terms of employment, as set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants expressed below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    :Employment. Company agrees to employ Employee and Employee agrees to be employed by Company as the Interim Chief Executive Officer with the duties established by the Company from time to time and upon the terms and conditions hereinafter set forth. Nothing contained herein shall be deemed to create a relationship of partnership or joint venture between the Parties and the relationship between the Company and Employee shall remain as Company and Employee.

2.     Duties. Company and Employee agree that Employee shall perform in a diligent, efficient and lawful manner any and all duties that are customarily performed by the Chief Executive Officer for the Company, which shall include coordinating and managing an application to list on the Nasdaq. Employee agrees to abide by Company's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

3.     Term. The term of Employee's employment under this Agreement (the "Term") shall be as follows:

(a)        Term. The Term commences on the Effective Date of this Agreement and shall expire at 11:59 p.m. (Eastern Time) on the day preceding the date that is the six month anniversary of the Effective Date of this agreement, which may be terminated by either party upon providing ten (10) days written notice.

4.     :        Base Compensation; Bonus Plan; EV Bonus and Dividend Payout Bonus.

(a)        Base Compensation. Employee shall be paid a base salary on an annual basis equal to ONE HUNDRED TWENTY THOUSAND and NO/100 Dollars ($120,000.00), payable in accordance with Company’s customary payroll practices subject to the conditions and restrictions set forth in this Agreement. Employee's base salary in effect from time to time, exclusive of any other compensation under this Agreement, is hereinafter called the "Base Salary."

Base Salary shall start upon Employee’s first date of reporting to work on behalf of Company, which date shall be the Effective Date.

(b)        Signing Bonus; Lock Up. The Employee shall receive THREE HUNDRED THOUSAND (300,000.00) common shares of the Company’s common stock (the “Shares”) . In addition, the Employee shall receive a single cash payment of $12,000 within five days of the Effective Date. The Employee agrees that for a period of eighteen (18) months from the Effective Date (the “Lock-Up Period”), the Employee shall not, directly or indirectly, sell, offer to sell, contract to sell, assign, pledge, hypothecate, encumber or otherwise transfer, or enter into any contract, option or other arrangement or understanding with respect to the sale, assignment, pledge or other disposition of (each a “Transfer”) any Shares or any beneficial rights with respect to the Shares. The Parties agree that for a period beginning immediately upon the six (6) month anniversary of the Effective Date and ending on the eighteen (18) month anniversary of the Effective Date (the “Leak-Out Period”), Employee shall have the right to sell or otherwise Transfer on any given day an amount of Shares not to exceed $10,000 a day, subject to standard insider trading restrictions.

5.     :                  Participation in Benefit Plans; Additional Benefit.

(a)        During the Term of this Agreement, if the Company offers a health or retirement benefit plan the Employee will be eligible to participate. If no plan is offered to Employee, the Company shall reimburse Employee for payments for an individual health plan with monthly costs not to exceed $1,000.

(b)        During the Term of this Agreement, the Employee shall be entitled to three (3) weeks paid vacation, holidays, and leave time per year.

(c)    During the Term of this Agreement, the Employee shall be entitled to two (2) weeks sick leave.

(a)    The Company shall reimburse the Employee, on a non-accountable basis, and in accordance with the practices, policies and procedures of the Company in effect from time to time, for all expenses actually paid or incurred by Employee in the course of and in furtherance of the business of Company for which Employee provides appropriate documentation and expense reporting in accordance with the practices, policies and procedures of the Company in effect from time to time.

(b)       The Company shall provide the Employee with a laptop computer and cell phone to be used by Employee during the Term of this Agreement. Upon separation of employment, the Employee shall return the laptop computer and cell phone to the Company.

7.                   Intentionally Left Blank.

8.                   No Violation of Other Obligations.

Each Party represents and warrants that neither that Party's execution, delivery, and performance of this Agreement nor that Party's execution, delivery, and performance of any agreement, instrument, or other document or obligation contemplated under this Agreement will result in a violation of any provision of, or constitute a default under, any contract, agreement, instrument, or obligation to which that Party is a party or by which that Party is bound.

9.                   Intentionally Left Blank

10.               Indemnification. The Company agrees to indemnify and hold the Employee harmless from and against any past, present or future claim, action, demand, loss, cost, expense, liability or other damage arising from, and including reasonable attorney’s fees and costs, amounts, expenses, incurred by or imposed against the Employee and arising out of or relating to any past, present or future claim, action, demand, loss, cost, expense, liability or other damage due to Employee’s employment hereunder.

11.               Miscellaneous.

(a)        Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by one Party to the other ("Notice") must be in writing and must be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, (iii) delivered by same-day or overnight courier service, or (iv) delivered by facsimile transmission, in any event to the address or number set forth in the introductory paragraph of this Agreement or to such other address or number as may be designated by either or both of the Parties from time to time.

Notices delivered personally or by courier service shall be deemed given and received as of actual receipt. Notices mailed as described above shall be deemed given and received three business days after mailing or upon actual receipt, whichever is earlier. Notices delivered by facsimile transmission shall be deemed given and received upon receipt by the sender of the transmission confirmation so long as facsimile transmissions are also accompanied by overnight delivery as set forth above.

(b)        Entire Agreement. This Agreement supersedes any and all other agreements and understandings of any kind, either oral or written, between the Parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the Parties with respect to the subject matter of this Agreement.

(c)        Modification. Except as stated in the next sentence, no change or modification of this Agreement shall be valid or binding upon the Parties, nor shall any waiver of any term or condition be so binding, unless the change or modification or waiver is in writing and signed by the Parties. Employee acknowledges that the Company may from time to time establish, maintain, and distribute employee handbooks or policy manuals, and officers or other representatives of the Company may make written or oral statements relating to personnel policies and procedures. Such handbooks, manuals, and statements are intended only for general guidance and shall not be deemed to change or modify this Agreement or to create any liability of the Company to the Employee under this Agreement.

(d)      GOVERNING LAW; CONSENT TO FORUM. THIS AGREEMENT HAS BEEN NEGOTIATED, EXECUTED, AND DELIVERED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, CALIFORNIA. THIS AGREEMENT SHALL BE GOVERNED

BY, ENFORCED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. AS PART OF THE CONSIDERATION FOR THIS AGREEMENT, AND REGARDLESS OF ANY PRESENT OR FUTURE DOMICILE OR PRINCIPAL PLACE OF BUSINESS OF EMPLOYEE, EMPLOYEE HEREBY CONSENTS AND AGREES THAT THE COURTS OF MISSOURI SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY JUDICIAL DISPUTES BETWEEN THE PARTIES OR OTHER MATTERS EXPRESSLY PERMITTED BY THIS AGREEMENT TO BE LITIGATED IN A COURT. EMPLOYEE EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT AND HEREBY WAIVES ANY OBJECTION WHICH EMPLOYEE MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON CONVENIENS.

(e)           Counterparts. This Agreement may be executed in counterparts, each of which constitutes an original, but all of which constitute one document.

(f)          Gender. Whenever the context requires, words in this Agreement denoting gender shall include the masculine, feminine, and neuter.

(g)        Waiver of Breach. Any waiver by a Party of a breach of any provision of this Agreement by the other Party shall not operate or be construed as a waiver of any other or any subsequent breach.

(h)        Certain Defined Terms. As used in this Agreement, (i) "Person" means an individual or any corporation, partnership, trust, unincorporated association, or other legal entity, whether acting in an individual, fiduciary, or other capacity, and any government, court, or other governmental agency, (ii) "include" and "including" shall not denote or signify any limitation, (iii) "business day" means any Monday through Friday other than any such weekday on which the offices of the Company are closed, and (iv) "Section" is a reference to a Section in this Agreement, unless otherwise stated. In addition, the use herein of “annual” or “monthly” (or similar terms) to indicate a measurement period shall not itself be deemed to grant rights to Employee for employment or compensation for such period.

(i)         Captions and Section Headings. Captions and Section or subsection headings used herein are for convenience only and are not a part of this Agreement and shall not be used in any construction of this Agreement.

(j)          Expenses. Each of the Parties shall bear such Party’s respective expenses, including the fees and expenses of its counsel, incurred in negotiating and preparing this Agreement.

(k)       Interpretation. Each Party to this Agreement acknowledges that they have participated in the negotiation of this Agreement, and that no provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or any government or judicial authority by reason of such person having been deemed to have structured, dictated or drafted such provision.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

The Company:	GOPHER PROTOCOL INC., a Nevada Corporation
By:/s/ Mansour Khatib Printed Name: Mansour Khatib Title: Interim CEO
Employee:	/s/Douglas L. Davis
Print Name: Douglas L. Davis